                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 16 to the Registration Statement under the Securities Act of 1933 on Form N-1A (File No. 2-94841) of our report dated February 5, 1999 on our audit of the financial statements and financial highlights of Warburg, Pincus New York Tax Exempt Fund, Inc., which report is included in the Annual Report to Shareholders for the year ended December 31, 1998. We also consent to the references to our Firm under the heading "Financial Highlights" in the Prospectus and "Independent Accountants and Counsel" in the Statement of Additional Information.


/s/PricewaterhouseCoopers LLP
----------------------------------
   PricewaterhouseCoopers LLP


April 29, 1999
2400 Eleven Penn Center
Philadelphia, Pennsylvania